Exhibit 10.4

June 29, 2026

Ares Acquisition Corporation III
c/o Ares Management LLC
245 Park Avenue, 44th Floor
New York, NY 10167

Re:      Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Ares Acquisition Corporation III, a Cayman Islands exempted company (the “Company”), and J.P. Morgan Securities LLC and Jefferies LLC, as representatives (the “Representatives”) of the several underwriters named in such Underwriting Agreement (together, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 39,675,000 of the Company’s units (including up to 5,175,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-tenth of one redeemable warrant. Each whole warrant (each, a “Public Warrant”) entitles the holder of such whole warrant to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.50 per warrant, subject to adjustment as described in the Prospectus. The Units will be sold in the Public Offering pursuant to (i) a registration statement on Form S-1 (Registration No. 333-296746), as amended, (ii) a registration statement on Form S-1 (Registration No. 333-297141) filed pursuant to Rule 462(b) of the Securities Act of 1933, and (iii) a registration statement on Form S-1 and prospectus (the “Prospectus”), in each case filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the New York Stock Exchange. Certain capitalized terms used in this Letter Agreement are defined in paragraph 10 of this Letter Agreement.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering, and for other good and valuable consideration, each of Ares Acquisition Holdings III LP, a Cayman Islands exempted limited partnership (the “Sponsor”), and the undersigned individuals, each of whom is, or will be, a member of the Company’s board of directors and/or an officer of the Company (each of the undersigned individuals, an “Insider” and collectively, the “Insiders”), agrees with the Company as follows:

1.            Business Combination Support. The Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, such Insider shall (i) vote any Ordinary Shares owned by such Insider in favor of any proposed Business Combination and (ii) not redeem any Ordinary Shares owned by such Insider in connection with such Business Combination. If the Company seeks to complete a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it or they will not sell or tender any Ordinary Shares it or they own in connection with such tender offer.

2.             Failure to Complete a Business Combination; Trust Account Waiver.

(a)            The Sponsor and each Insider agrees with the Company that if the Company fails to complete a Business Combination within the time period set forth in the Charter, as such time period may be extended from time to time, the Sponsor and each Insider shall take all reasonable steps to cause the Company to as promptly as reasonably possible but not more than ten business days after the final day of such period, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”). Any such redemption will be at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account less Permitted Withdrawals (as defined in the Prospectus) divided by the number of then outstanding Offering Shares. Any such redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

(b)            The Sponsor and each Insider agrees to not propose any amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period set forth in the Company’s Charter or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less Permitted Withdrawals), divided by the number of then outstanding Offering Shares.

(c)            The Sponsor acknowledges that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account with respect to the Founder Shares it holds. In addition, the Sponsor and each Insider waives any redemption rights it or they may have with respect to any Ordinary Shares in connection with a shareholder vote to approve an amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Company has not completed a Business Combination within the time period set forth in the Company’s Charter or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. Notwithstanding the foregoing, Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to complete a Business Combination within the time period set forth in the Charter.

3.            Business Combination with Affiliate. The undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a target business that is affiliated with the undersigned or any other Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent entity that commonly renders valuation opinions that such Business Combination is fair to the Company from a financial point of view.

4.             Lock-Up; Transfer Restrictions.

(a)            The Sponsor and each Insider agrees that it or they will not Transfer, as applicable:

(i)             any Founder Shares (the “Founder Shares Lock-up”) until the earlier of (A) one year after the completion of an initial Business Combination and (B) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the completion of the Company’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up;

(ii)            any Private Placement Warrants or Working Capital Warrants (the “Warrants”) or Class A Ordinary Shares underlying such Warrants until 30 days after the completion of an initial Business Combination (the “Warrants Lock-up Period,” and together with the Founder Shares Lock-up Period, the “Lock-up Periods”); and

(iii)           during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, without the prior written consent of the Representatives, any Units, Ordinary Shares (including, but not limited to, Founder Shares), Private Placement Warrants or any other securities convertible into, or exercisable or exchangeable for, Ordinary Shares (but excluding Units, Ordinary Shares or Public Warrants purchased in or after the Public Offering) held by it, her or him, as applicable.

(b)            Notwithstanding the provisions set forth in Section 4(a) above, Transfers of the Founder Shares and the Warrants and Class A Ordinary Shares underlying the Founder Shares and the Warrants that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 4(b)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or any affiliates of such members and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family, any estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the completion of a Business Combination or an extension of the deadline to complete a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased; (f) pro rata distributions from the Sponsor to its members, partners, or stockholders pursuant to the Sponsor’s operating agreement; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (h) to the Company for no value for cancellation in connection with the completion of an initial Business Combination; (i) in the event of the Company’s liquidation prior to the completion of a Business Combination; (j) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; (k) as permitted under paragraph 6 of this Letter Agreement; or (l) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (j) above. Notwithstanding the foregoing, in the case of clauses (a) through (g) of the prior sentence, any permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

5.            Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to complete its initial Business Combination within the time period set forth in the Company’s Charter, the Sponsor (the “Indemnitor”), which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor, or any of the other undersigned, agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”). Notwithstanding the foregoing, such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share (or such greater amount if additional funds have been deposited in the Trust Account in connection with the extension of the period of time the Company has to complete a Business Combination) and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share (or such greater amount if additional funds have been deposited in the Trust Account in connection with the extension of the period of time the Company has to complete a Business Combination) is then held in the Trust Account due to reductions in the value of the trust assets, in each case, less Permitted Withdrawals, (y) shall not apply to any claims by a third party or a Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended. If any such executed waiver is deemed to be unenforceable against such third party or Target, the Indemnitor shall not be responsible to the extent of any liability for such third party or Target claims. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

6.            Surrender of Founder Shares. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 5,175,000 Units within 45 days from the date of the Underwriting Agreement (and as further described in the Prospectus), the Sponsor agrees to surrender, at no cost, a number of Founder Shares equal to 1,293,750 multiplied by a fraction, (i) the numerator of which is 5,175,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, if any, and (ii) the denominator of which is 5,175,000. The surrender will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent an aggregate of 20% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying any then outstanding warrants). The Sponsor further agrees that to the extent that the size of the Public Offering is increased or decreased, the Company will purchase or sell Units or effect a share repurchase or share capitalization, as applicable, immediately prior to the completion of the Public Offering in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying any then outstanding warrants). In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 5,175,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of Class A Ordinary Shares included in the Units issued in the Public Offering and (B) the reference to 1,293,750 in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to surrender to the Company in order for the number of Founder Shares to be equal to an aggregate of 20% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying any then outstanding warrants).

7.            Remedies. The Sponsor and each Insider agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 4, 5 and 6, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8.             Representations and Warranties.

(a)            The Sponsor and each Insider represents and warrants that it or they have never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. For each Insider who is or is nominated to be a director or officer of the Company, such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to the Insider’s background. For each Insider who is or is nominated to be a director or officer of the Company, such Insider’s questionnaire furnished to the Company is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: they or it are not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; they or it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and they are or it is not currently a defendant in any such criminal proceeding.

(b)            The Company, the Sponsor and each Insider, with respect to itself or their selves, represent and warrant that they or it has full right and power, without violating any agreement to which it is or they are bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and consents to being named in the Prospectus as an officer and/or director of the Company.

9.             Payments by Company. The Company agrees that, except as disclosed in the Prospectus, neither the Sponsor nor any Insider or employee, nor any affiliate of the Sponsor or any Insider or employee of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan to the Company or other compensation prior to, or in connection with any services rendered in order to effectuate, the completion of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances up to an aggregate of $400,000 made to the Company by the Sponsor; payment to the Sponsor for certain office space, utilities secretarial support and administrative services provided to the Company and other expenses and obligations of the Sponsor as may be reasonably required by the Company for a total up to $16,667 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial Business Combination; repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination (the “Working Capital Loans”) and payment of an advisory fee equal to 0.7% of the aggregate net proceeds of the initial Public Offering (including the proceeds of the exercise of the over-allotment option, if any) to Ares Management Capital Markets LLC, an affiliate of our sponsor, in connection with consulting and advisory services. Notwithstanding the foregoing, subject to a minimum fee of $625,000, such amounts shall be payable solely with respect to amounts remaining in the trust account following all properly submitted shareholder redemptions in connection with the completion of our initial business combination. If the Company does not complete an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay Working Capital Loans so long as no proceeds from the Trust Account (other than permitted withdrawals) are used for such repayment. Up to $2,000,000 of the Working Capital Loans may be convertible into Working Capital Warrants at a price of $1.50 per warrant at the option of the lender. The Working Capital Warrants will be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

10.          Definitions. As used in this Letter Agreement, (i) “Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Charter” means the Company’s amended and restated memorandum and articles of association, as they may be amended from time to time; (iii) “Founder Shares” means the 9,918,750 Class B Ordinary Shares issued and outstanding (up to 1,293,750 of which are subject to complete or partial surrender by the Sponsor if the over-allotment option is not exercised in full by the Underwriters); (iv) “Ordinary Shares” means the Class A Ordinary Shares and the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”); (v) “Private Placement Warrants” means the 6,800,000 warrants (or 7,490,000 warrants if the over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $10,200,000 (or $11,235,000 if the over-allotment option is exercised in full), or $1.50 per warrant, in a private placement that shall occur simultaneously with the completion of the Public Offering; (vi) “Public Shareholders” means the holders of securities issued in the Public Offering; (vii) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated under the U.S. Securities Act of 1934, as amended, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (viii) “Trust Account” means the trust account into which a portion of the net proceeds of the Public Offering, the sale of the Private Placement Warrants shall be deposited; and (ix) “Working Capital Warrants” means the warrants that may be issued in connection with the conversion of any Working Capital Loans.

11.            Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance. Each Insider who is or is nominated to be a director or officer of the Company shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available pursuant to such policy or policies for any of the Company’s directors or officers.

12.            Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties to this Letter Agreement in respect of the subject matter of this Letter Agreement and supersedes all prior understandings, agreements, or representations by or among the parties to this Letter Agreement, written or oral, to the extent they relate in any way to the subject matter of this Letter Agreement or the transactions contemplated in this Letter Agreement. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) each Insider that is the subject of any such change, amendment, modification or waiver, (ii) the Sponsor and (iii) the Company.

13.            Assignment. No party to this Letter Agreement may assign either this Letter Agreement or any of its rights, interests, or obligations under this Letter Agreement without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14.            Third-Party Rights. Except as provided for in paragraph 7, nothing in this Letter Agreement under the Contracts (Rights of Third Parties) Act (As Revised), as amended, modified, re-enacted or replaced shall be construed to confer upon, or give to, any person or corporation other than the parties to this Letter Agreement any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement of this Letter Agreement. Except as provided for in paragraph 7, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties to this Letter Agreement and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding any other term of this Letter Agreement, the consent of any person who is not a party to this Letter Agreement is not required for any amendment to, or variation, release, rescission or termination of this Letter Agreement.

15.            Counterparts. This Letter Agreement may be executed in any number of original, facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16.            Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision of this Letter Agreement shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision of this Letter Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties to this Letter Agreement intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.            Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the Cayman Islands. The parties to this Letter Agreement (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the Cayman Islands, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18.            Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

19.            Effect of Headings. The paragraph headings in this Letter Agreement are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation of this Letter Agreement.

20.            Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company. Notwithstanding the foregoing, this Letter Agreement shall earlier terminate in the event that the Public Offering is not completed and closed by December 31, 2026. Notwithstanding anything to the contrary set forth in this Letter Agreement, paragraph 5, and paragraphs 11 through 20 of this Letter Agreement shall survive any liquidation of the Company.

[Signature Page Follows]

Sincerely,

ARES ACQUISITION HOLDINGS III LP

Acting by its General Partner
Ares Acquisition Holdings III

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Secretary

By:	/s/ David B. Kaplan
Name:	David B. Kaplan

By:	/s/ Michael J Arougheti
Name:	Michael J Arougheti

By:	/s/ Jarrod Phillips
Name:	Jarrod Phillips

By:	/s/ Allyson Satin
Name:	Allyson Satin

By:	/s/ Peter Ogilvie
Name:	Peter Ogilvie

By:	/s/ Kathryn V. Marinello
Name:	Kathryn V. Marinello

By:	/s/ Michael A. Woronoff
Name:	Michael A. Woronoff

Acknowledged and Agreed:

ARES ACQUISITION CORPORATION III

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Secretary

[Signature Page to Letter Agreement]